Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 27, 2021 except for the effects of the restatement discussed in Note 2, as to which the date is December 20, 2021 and the effects of the business combination discussed in Note 11, as to which the date is December 20, 2021, relating to the consolidated financial statements of LifeSci Acquisition II Corp. appearing in the entity’s Annual Report on Form 10-K/A for the year ended June 30, 2021 and for the period from December 18, 2019 (inception) through June 30, 2020.

/s/ WithumSmith+Brown, PC

New York, New York
February 9, 2022